SPECIAL SEVERANCE AGREEMENT
                 ---------------------------

     THIS AGREEMENT is made and entered into this the 28th

day of June, 1996, by and between Laboratory Corporation of

America Holdings ("Company") and Timothy J. Brodnik

("Employee").

     WHEREAS Employee and the Company agree that effective

August 12, 1996 ("the Effective Date"), the employment

relationship between them will terminate;

     AND, WHEREAS the Board of Directors of the Company has

approved the adoption of a severance plan to contain terms

generally consistent with the draft "Laboratory Corporation

of America Holdings Master Senior Executive Severance Plan

Effective April 17, 1996" ("the SES Plan"), a copy of which

is attached hereto as Exhibit A solely for identification

purposes;

     AND, WHEREAS the severance plan, when reduced to writing

in its final form, would apply to an employee holding the same position as the Employee;

     AND, WHEREAS Employee and National Health Laboratories

Incorporated (to which the Company is a successor)

previously had entered into an agreement dated May 1, 1991

as amended on June 6, 1991, January 1, 1993, January 1,

1994, and March 1, 1994 ("the Employment Agreement"), a copy of which is attached hereto as Exhibit B solely for

identification purposes, which agreement is an "individual

agreement relating to employment (or the termination

thereof)" within the meaning of that phrase in Article

3.2(a) of the SES Plan;

     AND, WHEREAS Employee is a "Covered Employee" within

the meaning of Article 2.1 of the SES Plan;

     AND, WHEREAS, pursuant to Article 3.2(a) of the SES

Plan, a Covered Employee who is also a party to an

employment agreement may not receive Severance Pay (as

defined in the SES Plan) unless he "expressly waives [his]

right to receive all payments and all other benefits

thereunder and expressly elects to receive Severance

payments pursuant to this Plan in lieu of any payment that

would otherwise be made to him pursuant to any such

agreement";

     AND, WHEREAS the Company is willing to offer Employee,

and Employee would prefer to receive, the Severance Pay and

other benefits described in the SES Plan, upon the terms and conditions described herein, in lieu of those benefits and

payments upon termination described in the Employment

Agreement;

     AND, WHEREAS the SES Plan provides in pertinent part that,

as a condition to each eligible employee's receipt of Severance

Pay (as defined therein), the eligible employee will be

required to sign a Special Severance Agreement which will

include, among other things, noncompetition,

nonsolicitation, duty of loyalty, confidentiality, and

release provisions;

     NOW, THEREFORE, in consideration of the mutual

covenants and promises hereinafter made by Employee and the

Company to each other, and for other good and valuable

consideration, the receipt and sufficiency of which are

hereby expressly acknowledged by Employee and the Company,

IT IS AGREED THAT:

   1.   Upon the effective date of Employee's termination,

he shall perform no further services for the Company, and

his status as an employee of the Company shall cease on that date.  In addition, Employee's execution of this Agreement

shall also constitute his resignation as a director or

officer of any and all subsidiaries or affiliates of the

Company; as a trustee or committee member of any Company

related committees or foundations to which he was appointed;

and as a member of the Management Committee, all such

resignations to be effective as of the Effective Date.

Employee and the Company further agree that the relationship created by this Special Severance Agreement is purely

contractual and that no employer/employee relationship is

intended, nor shall such be inferred from the performance of obligations under this Agreement.

   2.   The Company shall provide the following payments and

other benefits to Employee following the termination of his

employment:

           a.    Severance Pay.  The Company shall pay to

     the Employee, in two installments (which will be as

     nearly equal as practicable), one of which shall be

     paid within 10 days of the Effective Date, and the

     other of which shall be paid within one year and thirty

     days of the Effective Date, an amount equal to twice

     his Base Pay (as defined herein), plus an amount equal

     to twice his Target Bonus (as defined herein).  For

     purposes of this Agreement, "Base Pay" shall mean the

     Employee's $325,000 annual base salary, as of the

     Effective Date ("Base Pay"), before reduction because

     of any election between benefits or cash provided under

     a plan maintained by the Company pursuant to Sections

     125 or 401(k) of the Internal Revenue Code of 1986, as

     amended, and before reduction for any other amounts of

     compensation contributed to any other employee benefit

     plan.  For purposes of this Agreement, "Target Bonus"

     shall mean ($162,500). Other cash payments or target

     incentives from long-term or synergy-related incentives

     shall not be included in the Target Bonus.  Employee

     and Company agree that the total of twice the

     Employee's Base Pay, plus twice the Employee's Target

     Bonus, is equal to $975,000, and therefore that the

     gross payment due Employee on each of the two payment

     dates referred to above is equal to $487,500.  It is

     understood and agreed that the actual payments made to

     Employee hereunder will be net of all taxes and other

     amounts withheld pursuant to any applicable federal,

     state or municipal law.  It is expressly agreed and

     understood that one percent of the payments made under

     this Section 2(a) are in exchange for Employee's waiver

     of his rights under the Age Discrimination In

     Employment Act of 1967 ("ADEA"), as more fully

     described in Section 3.  In the event that Employee

     shall die prior to the receipt of any payment then due

     and payable, any balance due and payable shall be paid

     to his estate at such time or times as the payments

     would be otherwise due.

            b.    Continuation of Coverage Under Medical and Dental Plans.

     Employee, his spouse, and his other dependent(s) will be eligible to elect continued health care coverage under the group medical and dental plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of

     1985, as amended ("COBRA"), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least 18 months under certain conditions, including payment of the "Applicable

     Premium" as defined in Section 604 of the Employee Retirement Income

     Security Act of 1974, as amended, 29 U.S.C. ''1001 et. seq. ("ERISA").

     In the event that Employee elects continuation coverage under COBRA,

     the Company will pay the Applicable Premium for such coverage for the first twelve months thereof.

           c.    Option to Purchase Company Car.  Employee shall have the

     option to purchase the company car presently assigned to him for his use for $16,412 ("Option Price") on the Effective Date. Such option must be exercised within 20 days following the Effective Date by providing the Company with a written notice of the intent to exercise the option.  In the event of such an election, the Option Price shall be deducted from the first severance payment installment.  In addition,

     to the extent federal or state law requires that amounts be reflected as income to the Employee, the Employee shall be responsible for all related income tax liability.

            d.    Outplacement Assistance.  Employee shall have the option to receive up to $5,000 in reimbursement of the cost or payment for his account for outplacement assistance and/or temporary office space utilized in the year following the Effective Date.

            e.    Normal Plan Benefits.  This Agreement shall not affect

     Employee's entitlement to receive benefits under the Laboratory

     Corporation of America Employee's Retirement Savings Plan

     [401(k)], Laboratory Corporation of America Cash Balance

     Retirement Plan, LabCorp Defined Benefit Plan, or the LabCorp

     Pension Equalization Plan as are provided under the circumstances pursuant to the terms of the Plan documents governing each of these plans.  Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Company, Employee will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals,

     or contributions under any of the Company's employee benefit plans effective upon the termination of his employment. Employee agrees that the payments made to him by the Company pursuant to this

     Agreement do not constitute compensation for purposes of

     calculating the amount of benefits Employee may be entitled to under the terms of any pension plan, or for the purposes of accruing any benefit, receiving any allocation of any

     contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.

   3.   In consideration of the Company's agreement to provide Employee with the payments and benefits listed in Section 2, Employee, for himself, his heirs, his legal representatives and assigns, fully releases, discharges, and covenants not to make any claims or demands or to commence any type of legal action against the Company (including administrative charges or lawsuits) regarding any matters arising from his employment with or separation from the Company, including, but not be limited to, all claims under Title VII of the Civil Rights Act of

1964, as amended, 42 U.S.C. '' 2000e et seq.; the ADEA, as amended, 29

U.S.C. '' 621-34; ERISA; COBRA; the Americans with Disabilities Act of

1990, 42 U.S.C. '' 12101 et seq.; and any and all other claims of which he now knows or should know that may be stated under federal or applicable state statutory, decisional, or administrative law,

including (without limitation) claims under wage payment laws, or claims of wrongful termination, breach of employment contract,

intentional or negligent infliction of emotional distress, outrage, and any and all other causes of action. More specifically, and without limiting the foregoing, Employee hereby releases, discharges, and covenants not to make any claims or demands or to commence any type of legal action against the Company (including administrative charges or lawsuits) regarding any claim arising under the Employment Agreement,

and Employee expressly waives any rights he may have had under the

Employment Agreement as fully as if such Employment Agreement had never existed.  This Agreement is not intended to waive any claims that may arise after the date the Agreement is executed. Notwithstanding the foregoing, nothing herein shall release any claim that the Employee may have (a) for contribution or indemnity in any third party action,

proceeding, or investigation, whether under the Company's bylaws or pursuant to common law, which rights are specifically reserved; (b)

claims to enforce any vested rights under benefit plans or programs

(except as expressly provided herein); or (c) claims arising prior to the Effective Date under Company insurance policies which named the

Employee (generally or specifically) as a beneficiary.

   4.   In further consideration for the Company's agreement to provide the benefits set forth above, Employee agrees:



      a.    Noncompetition.

            i.    Employee acknowledges that in the course of

      its business, the Company develops and maintains personal and confidential relationships between the Company and its

      customers.  Employee further acknowledges that the Company's customers and the relationships and goodwill with its

      customers are among the Company's most valuable assets.

            ii.   Employee acknowledges that as Executive Vice

     President for the Company, he developed an intimate knowledge of the Company's business and also developed significant

     relationships with the Company's customers.

            iii. The parties agree that the Company will suffer

     significant and irreparable damage if Employee obtains employment with or provides services to certain companies engaged in the same or similar business as that engaged in by the Company.

           iv.  As a result, for a period of one year following the

     Effective Date, Employee will not directly or indirectly, as an officer, director, stockholder, partner, associate, owner,

     employee, consultant or otherwise, become or be interested in or associated with Corning Clinical Laboratories, Inc. ("Corning"),

     SmithKline Clinical Laboratories Inc. ("SmithKline"), or Dianon

     Laboratories, Inc. ("Dianon") including their subsidiaries,

     affiliates, and successors in interest or any other entity in which Corning, SmithKline, or Dianon becomes a partner, joint venturer, or owner in competition with the Company in the same or similar business, provided that the Employee's ownership, directly or indirectly, of not more than five percent of the issued and outstanding stock of a corporation, the shares of which are regularly traded on a national securities exchange or in the over-

     the-counter market, shall not, in any event, be deemed to be a violation of the provision of this Section 4(a)(iv).

     b.    Nonsolicitation.  For a period of one year from the

Effective Date, Employee will not solicit sales from any trade or business that was a customer of the Company or its affiliates during

Employee's employment with the Company or its predecessors, (including specifically National Health Laboratories Holdings Inc. and its

subsidiaries), provided, however, that the solicitation of sales of products or services not offered by the Company or its affiliates at the time of such solicitation, or the solicitation of customers who have not done business with the Company during the past twelve months prior to such solicitation, shall not be deemed a violation of this

Section 4(b).  Employee's duties under this Section 4(b) are cumulative with Employee's duties under Section 4(a), and neither section shall be interpreted as a limitation on the other.

          It is further agreed that for a period of one year from the

Effective Date, Employee shall not directly or indirectly induce or attempt to induce any other employee to leave the employ of the Company or attempt to hire any employee of the Company.  In addition, Employee agrees that he shall not assist directly or indirectly any other person to induce or attempt to induce any other employee to leave the employ of the Company or to hire or attempt to hire any employee of the

Company.

     c.    Duty of Loyalty/Nondisparagement.  For a period of five

years from the Effective Date, Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have: (1) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or its affiliates; and/or (2) a lowered opinion of the Company's credit-worthiness or business prospects.  The

Company agrees to provide the Employee with a copy of any language planned for inclusion in announcing Employee's departure at least 24 hours prior to any such release. The Company agrees further to consider any suggestions or comments that Employee may have regarding such language.

     d.   Confidentiality.

          i.   The parties acknowledge that during the course of

     Employee's employment with the Company, he was given access,on a confidential basis, to Confidential Information, which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense.  The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company's trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential

     Information is extremely important to the Company's ability to compete with its competitors.

          ii.  Employee agrees that for a period of five years from the date of this Agreement, Employee shall not, without the prior written consent of the Company, divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the

     Company, any Confidential Information of the Company; provided however,

     that nothing herein contained shall restrict Employee's ability to make such disclosures as such disclosures may be required by law; and

     further providing that nothing herein contained shall restrict Employee from divulging information which is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of the Employee's breach of this Section of this Agreement.

           iii. The term "Confidential Information" in this Agreement shall mean information that is not readily and easily

     available to the public or to those in the Company's business,

     trade, or industry, and that concerns the Company's prices,

     pricing methods, costs, profits, profit margins, suppliers,

     methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company's business, research and development projects, data, business strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those in the

     Company's business.  The term "customer information" in this

     Agreement shall mean information that is not readily and easily available to the public or to those in the Company's business,

     trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.

            iv.  Employee acknowledges that all information the

     disclosure of which is prohibited hereby is of a confidential and proprietary character and of great value to the Company and, upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), Employee shall forthwith deliver up to the Company all records, memoranda, data and documents of any description which refer to or relate in any way to such

     information and return to the Company any of its equipment and property which may then be in the Employee's possession or under the Employee's personal control.  The Employee also agrees, for a two-year period after the Effective Date, not to disclose the existence or the terms of this Agreement to any person, other than the Employee's immediate family, his attorneys, accountants and other professional advisors, or a prospective employer, except as otherwise required by law or until such time as the Company discloses such information to the public in its filings with the

     Securities and Exchange Commission.

   5.   Employee agrees that because he has rendered services of a special, unique, and extraordinary character, damages would not be an adequate or reasonable remedy for breach of his obligations under this

Agreement.  Accordingly, in the event of a breach or threatened breach by the Employee of the provisions of Sections 4(a)-4(d) of this

Agreement, the Company shall be entitled to an injunction restraining the Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to whom any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for whom the Employee is working or rendering services,

or threatens to work or render services.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement,

including the right to terminate any payments to Employee pursuant to this Agreement or the recovery of damages from the Employee.  The

Employee agrees that the issuance of the injunction described in this

Section may be without the posting of any bond or other security by the

Company.

   6.   The parties agree that the Company has no prior legal

obligation to make the additional payments set forth above in Section 2 that have been exchanged for the promises of Employee stated in this

Agreement.  It is specifically understood and agreed that the additional payments, and each of them, are good and sufficient consideration to support the waivers and releases contained herein, and each of the payments set forth in Section 2 above are things of value in addition to anything to which Employee already was entitled prior to the execution of this Agreement.

   7.   Employee acknowledges that he has read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.

   8.   Employee further acknowledges that he has been provided with a copy of this Agreement and has been given 21 consecutive calendar days in which to review and consider the Agreement.  Further, Employee acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

   9.   Employee acknowledges that he has a period of seven calendar days following his signing of this Agreement to revoke the Agreement and that until such time has passed, the Agreement will have no effect and the obligations of the Company and Employee set forth in this

Agreement will not be enforceable.  In the event that Employee intends to revoke the Agreement, he must notify Bradford T. Smith, General

Counsel in writing no later than 9 a.m. on the eighth calendar day following the date of his signing this Agreement.

   10.   Employee agrees that the only consideration for signing this

Agreement are the terms stated above and that no other representations,

promises, or assurances of any kind have been made to him by the

Company, its attorneys, or any other person as an inducement to sign this Agreement.

   11.   Employee understands and agrees that the Company's obligation to perform under this Agreement is conditioned upon Employee's performance of, and the enforceability of, all agreements, releases,

and covenants to the Company as set forth herein.

   12.   This Agreement shall inure to and be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assigns.

   13.   This Agreement shall be construed in accordance with the laws of the state of North Carolina, except as federal law may apply. If any provision of this Agreement is found to be unenforceable as a matter of law, the provision(s) shall be severed and the remaining provisions will be enforceable.

   14.   This Agreement represents, constitutes, and incorporates the entire, exclusive, and complete understanding of the parties mentioned herein and reduces to writing all oral negotiations and agreements. The terms, provisions, and conditions of this Agreement may not be altered,

modified, changed, or otherwise admitted unless made in writing and signed by the parties.  The terms of the Employment Agreement and of the SES Plan are expressly not incorporated herein.

   15.   This Agreement does not constitute an admission of any

wrongdoing toward Employee by the Company or toward the Company by

Employee.

   16.   The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion of any provision shall not affect the validity or

enforceability of other portions of such provision or of other provisions.  Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

   17.   This Agreement may not be changed orally but only by an

agreement in writing signed by the parties.

   18.   EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THE

FOREGOING AGREEMENT AND KNOWS THE CONTENTS THEREOF AND SIGNS THE SAME

OF HIS OWN FREE ACT.




    IN WITNESS WHEREOF, I voluntarily execute the foregoing Agreement this 8th day of August, 1996, after the same was read over and explained to me by my attorney.




                   /s/ TIMOTHY J. BRODNIK
               ----------------------------------
                       Timothy J. Brodnik

               Sworn to and subscribed before me
               the 8th day of August 1996.


                   /s/ BONNIE MARIE RATCLIFF
                ---------------------------------
                        Notary Public

               My Commission Expires: 6/30/00



               for LABORATORY CORPORATION OF AMERICA HOLDINGS


               By:     /s/ BRADFORD T. SMITH
                      ----------------------------
                      Bradford T. Smith
                      Executive Vice President

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